Exhibit 10.55

PROFESSIONAL SERVICES AGREEMENT

by and between

CLARIENT DIAGNOSTIC SERVICES, INC. (“Lab”)

and

CLARIENT PATHOLOGY SERVICES, INC. (“Group”)

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (this “Agreement”) is entered into as of July 1, 2008 (the “Execution Date”), by and between CLARIENT DIAGNOSTIC SERVICES, INC., a Delaware corporation (“Lab”), and CLARIENT PATHOLOGY SERVICES, INC., a California professional corporation (“Group”).  Lab and Group are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

RECITALS

A.            Group provides medical services including, without limitation, the professional component of specialty pathology services and related activities.

B.            Lab is a clinical laboratory licensed under the Federal Clinical Laboratory Improvement Amendments of 1988 and by the State of California, and desires to access the Services in connection with its provision of the technical component of certain specialty pathology services.

C.            Group is a professional corporation organized under the laws of the State of California, consisting of employees and contractors (collectively, “Group Physicians” and each, a “Group Physician”), each of whom is a physician duly licensed and qualified to practice medicine in the State of California.  Each Group Physician is board certified for the practice of medicine in the specialty of pathology (the “Specialty”).

D.            Clarient, Inc., the sole shareholder of Lab, (the “Manager”), and Group have entered into a Management Services Agreement, dated as of July 1, 2008 (the “MSA”), and Manager has agreed to perform management services under the MSA in consideration of Group providing Services (as defined below) under this Agreement.

E.             Lab and Group desire that Group provides professional Specialty procedures, on the terms and conditions described herein.

AGREEMENT

THE PARTIES AGREE AS FOLLOWS:

ARTICLE I.
GROUP’S OBLIGATIONS

1.1          Professional Services.  Group shall provide the professional services set forth in Exhibit 1.1 (the “Professional Services”), upon the terms and subject to the conditions set forth in this Agreement.

1.2          Additional Services.  Group shall provide to Lab those additional services set forth in Exhibit 1.2 (the “Additional Services”), upon the terms and subject to the conditions set forth in this Agreement.  The Professional Services and the Additional Services are sometimes referred to collectively in this Agreement as the “Services.”

1.3          Qualifications.  Each Group Physician shall be duly licensed and qualified to practice medicine in the State of California.  Each Group Physician shall be board certified in the Specialty.  A Group Physician shall, when applicable, initiate the process of becoming board certified no later than the Effective Date or the date on which the Group Physician joined Group, whichever is the later to occur.  The Group Physician shall actively and diligently pursue completion of this process throughout the term of this Agreement and exercise his or her best efforts to complete this process and become board certified at the earliest date reasonably possible.  Group hereby represents that all Group Physicians providing Professional Services as of the Effective Date of this Agreement are board certified.

1.4          Lab Staffing.  Group shall ensure staffing of the Lab by qualified Group Physicians at the minimum staffing levels and in accordance with the staffing patterns set forth in Exhibit 1.4.  Group shall adjust such staffing levels and/or staffing patterns, as requested by Lab from time to time, after consultation with Group, to be reasonably necessary and appropriate for the provision of the Professional Services and the operation of the Lab.

1.5          Performance Standards.  Group and each Group Physician shall, as applicable

(a)           comply with all policies, rules and regulations of Lab;

(b)           participate in continuing education as necessary to maintain licensure, professional competence and skills commensurate with the standards of the medical community and as otherwise required by the medical profession; and

(c)           comply with all applicable standards and recommendations of The Joint Commission or other applicable accreditation and regulatory bodies.

1.6          Notification of Certain Events.  Group shall notify Lab in writing within twenty-four (24) hours after Group or any Group Physician is debarred, suspended, excluded or otherwise ineligible to participate in any federal or state health care program.

1.7          Patient Reports.  Group shall prepare and deliver to Lab for safekeeping a complete report for each patient which complies both as to form and timeliness with the established requirements of Lab.  Group and Lab shall cooperate mutually in the completion of claim forms as may be required by insurance carriers or others responsible for reimbursement.

ARTICLE II.
DUTIES OF LAB

2.1          Staff.  Lab shall, at its own expense, provide the services of licensed registered and vocational nurses, pathology technologists and other non-physician technicians and assistants necessary for the cost-efficient operation of Lab.  Lab shall, after consultation with Group, have sole discretion with regard to selection and retention of these personnel and to determine levels of staffing.  Control and direction of these personnel for medical matters shall rest with Group.

2.2          Support Services.  Lab shall, at its own expense, provide services such as heat, water, electricity, telephone, laundry, housekeeping, and other support services.

2.3          Space.  Lab shall make available for the use of Group the space that is now or may be hereafter occupied by Lab.

2.4          Equipment and Supplies.  Lab shall, at its own expense, provide all expendable and non-expendable equipment, drugs, supplies, furniture and fixtures for the use of Group as are necessary for the cost-efficient operation of Lab.  This equipment shall meet all electrical, engineering, and other safety standards required by law and/or relevant Lab policies.  Lab shall, at its own expense, keep and maintain this equipment in good order and repair and replace this equipment or any part of it which becomes worn out or is mutually determined to be obsolete.

ARTICLE III.
COMPENSATION

3.1          Fees.  During the term of this Agreement, on or before the twenty-first (21st) day of each month during which Services have been rendered, Lab shall pay Group Two Hundred and Fifty Thousand Dollars ($250,000.00) per month.

3.2          Adjustment. Upon an adjustment of the staffing levels (as set forth in Section 1.4 above), the compensation rate shall be adjusted, by mutual agreement of the Parties.  Each year, in consideration of the expenses incurred by Group for Services provided under this Agreement, the compensation rate shall be adjusted, by mutual agreement of the Parties.

3.3          Billing for Professional Services Performed at Lab; Global Billing.  Group acknowledges that Lab shall have the sole and exclusive right to bill and collect for the Professional Services rendered under this Agreement.  Lab shall bill and collect for such Professional Services and any and all related technical services provided by Lab on a global fee basis, at its own expense and under its own provider number.  Consequently, Group has, and shall have, no claims as a third-party beneficiary, or otherwise, for any compensation or other amounts from third-party payors.  Group shall seek and obtain compensation for the performance of Professional Services only from Lab.  Group shall not bill, assess or charge any fee, assessment or charge of any type against any other person or entity for Professional Services provided.  Group hereby assigns to Lab all right, title and interest in any accounts receivable generated by the provision of Professional Services under this Agreement, to the extent permitted by applicable law.  Accordingly, Lab shall be the sole owner of the accounts receivable for any and all of the Professional Services performed under this Agreement.  Group shall promptly deliver to Lab any and all compensation, in whatever form, that is received by Group for Professional Services performed under this Agreement.

ARTICLE IV.
INSURANCE AND INDEMNITY

4.1          Group Malpractice Liability Insurance.  Group shall obtain and continuously maintain professional malpractice liability insurance coverage, issued by an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the State of California, and acceptable to Lab, in the amount of at least One Million Dollars ($1,000,000) per occurrence or claim and Three Million Dollars ($3,000,000) in the annual aggregate for the acts and omissions of Group and each Group Physician.  Such coverage shall provide for a date of placement preceding or coinciding with the Effective Date of this Agreement.

4.2          Group Certificate of Insurance.  On or before the Effective Date, Group shall provide Lab with an original certificate evidencing professional malpractice liability insurance coverage, and shall provide Lab with proof of continued professional malpractice liability insurance coverage on an annual basis (or as periodically requested by Lab) on behalf of each Group Physician.  Group shall provide Lab with no less than thirty (30) calendar days’ prior written notice of cancellation or any material change in such professional malpractice liability insurance coverage.

4.3          Group Tail Coverage.  If Group’s professional malpractice liability insurance is provided on a claims-made basis, upon the expiration or termination of this Agreement for any reason, Group shall continuously maintain such insurance or purchase from an insurance company licensed or otherwise qualified to issue professional liability insurance policies or coverage in the State of California, and acceptable to Lab, extended reporting period (i.e., “tail”) coverage for the longest extended reporting period then available to ensure that insurance coverage in the amount set forth in Section 4.1 is maintained for claims which arise from services provided by Group or Group Physicians during the term of this Agreement.  This Section shall survive any termination or expiration of this Agreement.

4.4          Indemnification by Group.  Group and each Group Physician shall indemnify, defend and hold harmless Lab against:  (i) any and all liability arising out of Group’s failure to comply with the terms of this Agreement, and any injury, loss, claims, or damages arising from the negligent operations, acts, or omissions of Group or Group’s employees relating to or arising out of their Services or this Agreement; and (ii) any and all costs and expenses, including reasonable legal expenses, incurred by or on behalf of Lab in connection with the defense of such claims.

4.5          Hold Harmless.  Lab shall be responsible for its own acts and omissions and the acts and omissions of its employees and agents.  Lab shall not be responsible for the acts and omissions of Group or Group’s employees and agents in carrying out this Agreement.  Lab shall not be liable for any judgment, settlement, award, fine or otherwise, which arises out of the acts and omissions of Group, or its employees and agents, under this Agreement.  To the extent Lab utilizes its own equipment, products, or other personal property in the performance of its obligations under this Agreement, Lab shall ensure that such equipment, product, or other personal property is suitable and fit for the purpose intended by Lab, free from defects which may damage Group, and otherwise operates in accordance with applicable government standards and safety regulations.

ARTICLE V.
RELATIONSHIP BETWEEN THE PARTIES

5.1          Independent Contractors.  Group and the Group Physicians are and shall at all times be independent contractors with respect to Lab in meeting Group’s responsibilities under this Agreement.  Nothing in this Agreement is intended nor shall be construed to create a partnership, employer-employee or joint venture relationship between Lab and Group or Lab and any Group Physician.

5.2          Limitation on Control.  Lab shall neither have nor exercise any control or direction over Group’s or any Group Physician’s professional medical judgment or the methods by which Group or any Group Physician performs professional medical services; provided, however, that Group and Group Physicians shall be subject to and shall at all times comply with the applicable guidelines, policies and rules.

5.3          Practice of Medicine.  Group and Lab acknowledge that Lab is neither authorized nor qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine.  To the extent that any act or service required of, or reserved to, Lab in this Agreement is construed or deemed to constitute the practice of medicine, the performance of such act or service by Lab shall be deemed waived or unenforceable, unless this Agreement can be amended to comply with the law, in which case the Parties shall make such amendment.

5.4          Form 1099 or W-2.  If required to do so under applicable law, Lab shall issue an Internal Revenue Service Form 1099 or Form W-2 to Group.

5.5          Exclusive Services.  For the term of the Agreement, all Professional Services described in Section 1.1 shall be performed by Group Physicians on an exclusive basis.  All professional services other than those described in Section 1.1 shall be open services, except as otherwise determined by Lab.

5.6          Agent of Group.  Kenneth J. Bloom, MD, FCAP, shall serve as the Group’s sole and exclusive agent for purposes of communicating with Lab concerning the rights of Group pursuant to this Agreement.  Group shall be bound by all actions and agreements made by this agent.  Group may designate, from time to time, a new agent of Group, pursuant to written notice to Lab.

5.7          Full-Time Service and Noncompetition.  During the term of this Agreement, neither Group nor any Group Physician shall, without first obtaining the prior written consent of Lab, participate as individuals, partners, shareholders, employees, or contractors in any partnership, firm, or corporation that owns, operates, provides services to, becomes financially interested in, or otherwise affiliates with any person, partnership, firm, or corporation that engages in or facilitates the performance of Professional Services at any location other than Lab which is located within a twenty-five (25) mile radius from Lab.  Group acknowledges that, as of the Effective Date, it does not maintain any practice location independent of Lab and that it shall notify Lab prior to establishing any such location.

5.8          Physician Compensation Arrangements.  Group represents and warrants to Lab that the compensation paid or to be paid by Group to any physician is and will at all times be fair market value for services and items actually provided by such physician, not taking into account the value or volume of referrals or other business generated by such physician for Lab or any affiliate.  Group further represents and warrants to Lab that Group has and will at all times maintain a written agreement with each physician receiving compensation from Group.

5.9          Merger or Sale of Group.

(a)   Merger or Sale Restrictions.  Group acknowledges that Lab has agreed to enter into this Agreement based upon the skills, qualifications, experience, and characteristics of Group and that any material change in Group’s operations, ownership, control or qualifications may be harmful to Lab’s interests under this Agreement.  In recognition of Lab’s dependence on Group’s ability to maintain its skills, qualifications, experience, and characteristics, Group agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a merger or consolidation with another medical group or any other legal entity (“Merger”) without Lab’s prior written consent.  Group further agrees that during the term of this Agreement, and any extensions thereto, it shall not enter into a sale, conveyance, pledge, exchange, assignment, hypothecation, encumbrance or other transfer of any equity interest (including but not limited to shares) or assets comprising five percent (5%) or more of the equity interests or assets of the Group (“Sale”) without Lab’s prior written consent.  Any purported Merger or Sale without Lab’s written consent shall be void and shall constitute a breach of this Agreement.

(b)   Consent Procedure.  In connection with each consent requested by Group for a Merger or Sale, Group shall submit to Lab the terms of the proposed transaction, the identity of the parties to the transaction, the proposed documentation for the transaction and all other information reasonably requested by Lab concerning the proposed transaction.

5.10        Purchase Option/Obligation.

(a)   Upon termination of this Agreement by Lab for any reason, Lab shall be entitled (but not obligated) to purchase all tangible or intangible assets of Group (the “Purchase Option”).  Lab shall notify Group of its intention to exercise the Purchase Option within thirty (30) days after the termination of this Agreement.

(b)   Upon termination of this Agreement by Group for any reason or by Manager because of a breach by Group of this Agreement, Lab shall be entitled (but shall not be obligated) to require Group to purchase any tangible or intangible asset of Lab used solely in the operation of Group (the “Purchase Obligation”).  Lab shall notify Group of its intention to exercise the Purchase Obligation within thirty (30) days after the termination of this Agreement.

(c)   The purchase price for any purchase under this Section 5.10 shall be determined by an appraiser selected by the Parties, who is an MAI or an ASA appraiser with experience in valuing assets used in connection with the management of medical practices and the provision of medical services.  Each party agrees to negotiate in good faith the terms other than the purchase price of the sale/purchase.  The purchasing Party shall obtain any required financing for such purchase.

ARTICLE VI.
TERM AND TERMINATION

6.1          Term.  This Agreement shall become effective on July 1, 2008 (the “Effective Date”), and shall continue until June 30, 2018 (the “Expiration Date”), subject to the termination provisions of this Agreement.  This Agreement shall automatically renew for two (2) additional terms of five (5) years each, unless either Party gives the other Party written notice of its intention not to renew this Agreement at least thirty (30) calendar days prior to the expiration of the then current term.

6.2          Termination by Lab.  Lab shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a)           material breach of this Agreement by Group or any Group Physician where the breach is not cured within thirty (30) calendar days after Lab gives written notice of the breach to Group; or

(b)           neglect of professional duty by Group in a manner that poses an imminent danger to the health or safety of any individual, or violates Lab’s policies, rules and regulations.

6.3          Termination by Group.  Group shall have the right to terminate this Agreement immediately upon a material breach of this Agreement by Lab where the breach is not cured within thirty (30) calendar days after Group gives written notice of the breach to Lab.

6.4          Return of Property.  Upon any termination or expiration of this Agreement, Group shall immediately return to Lab all of Lab’s property, including Lab’s equipment, supplies, furniture, furnishings and patient records, which is in Group’s possession or under Group’s control.

ARTICLE VII.
GENERAL PROVISIONS

7.1          Amendment.  This Agreement may be modified or amended only by mutual written agreement of the Parties.  Any such modification or amendment must be in writing, dated and signed by the Parties and attached to this Agreement.

7.2          Assignment.  Except for assignment by Lab to an entity owned, controlled by, or under common control with Lab, neither Party may assign any interest or obligation under this Agreement without the other Party’s prior written consent.  Subject to the foregoing, this Agreement shall be binding on and shall inure to the benefit of the Parties and their respective successors and assigns.

7.3          Attorneys’ Fees.  If either Party brings an action for any relief or collection against the other Party, declaratory or otherwise, arising out of the arrangement described in this Agreement, the losing Party shall pay to the prevailing Party a reasonable sum for attorneys’ fees and costs actually incurred in bringing such action, including without limitation fees incurred in arbitration, at trial, on appeal and on any review therefrom, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.  For the purpose of this Section, attorneys’ fees shall include fees incurred in connection with discovery, post judgment motions, contempt proceedings, garnishment and levy.

7.4          Compliance with Laws.  The Parties shall comply with all applicable laws, ordinances, codes and regulations of federal, state and local governments, applicable to the performance of this Agreement including without limitation laws that require Group to disclose any economic interest or relationship with Lab.

7.5          Confidentiality.  Neither Party shall disclose any of the terms of this Agreement to any person or entity (other than its attorneys or accountants) without the prior written consent of the other Party, unless and only to the extent such disclosure is required by law.

7.6          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.7          Entire Agreement.  This Agreement is the entire understanding and agreement of the Parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the Parties.  No other understanding between the Parties shall be binding on them unless set forth in writing, signed and attached to this Agreement.

7.8          Exhibits.  The attached exhibits, together with all documents incorporated by reference in the exhibits, form an integral part of this Agreement and are incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

7.9          Force Majeure.  Neither Party shall be liable for nonperformance or defective or late performance of any of its obligations under this Agreement to the extent and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party’s control, including acts of God, war (declared or undeclared), action of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, or strikes.

7.10        Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of California.

7.11        Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

7.12        Meaning of Certain Words.  Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns shall include the plural and vice versa.

7.13        No Third-Party Beneficiary Rights.  The Parties do not intend to confer, and this Agreement shall not be construed to confer, any rights or benefits to any person, firm, group, corporation or entity other than the Parties.

7.14        Notices.  All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL).  Notice shall be deemed given when sent, if sent as specified in this Section, or otherwise deemed given when received.  In each case, notice shall be delivered or sent to:

If to Lab, addressed to:

Clarient Diagnostic Services, Inc.

31 Columbia
Aliso Viejo, CA 92656

Attention:  Senior Vice President & Chief Financial Officer

If to Group, addressed to:

Clarient Pathology Services, Inc.

31 Columbia
Aliso Viejo, CA 92656

Attention:  Kenneth J. Bloom, MD, FCAP

7.15        Participation in Federal and State Programs.  Group hereby represents that neither it nor any Group Physician is debarred, suspended, excluded or otherwise ineligible to participate in any federal or state health care program.

7.16        Right of Offset.  Group hereby expressly authorizes Lab, at Lab’s sole discretion, to the fullest extent allowed by applicable law, at any time and from time to time, to set off and/or withhold from Group’s compensation payable pursuant to this Agreement, any sum or sums necessary to satisfy all or any portion of any outstanding and delinquent obligation owed by Group to Lab from any other financial arrangement Group may have with Lab, its subsidiaries or Affiliates, or for any other services or space or equipment rental Lab, its subsidiaries or Affiliates, may provide or have provided to Group.  Without limiting the generality of the foregoing, this provision is intended to permit Lab to apply any compensation payable to Group for services rendered pursuant to this Agreement to any outstanding loan or rental obligations owed by Group to Lab.

7.17        Severability.  If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement.

7.18        Trade Secrets.  During the term of this Agreement, Group will have access to and become acquainted with confidential information and trade secrets of Lab, including information and data relating to payor contracts and accounts, clients, patients, patient groups, patient lists, billing practices and procedures, business techniques and methods, strategic plans, operations and related data (collectively, “Trade Secrets”).  All Trade Secrets are the property of Lab and used in the course of Lab’s business, and shall be proprietary information protected under the Uniform Trade Secrets Act.  Group shall not disclose to any person or entity, directly or indirectly, either during the term of this Agreement or at any time thereafter, any Trade Secrets, or use any Trade Secrets other than in the course of providing the Services under this Agreement.  All documents that Group prepares, or Trade Secrets that might be given to Group in the course of providing the Services under this Agreement, are the exclusive property of Lab, and, without the prior written consent of Lab, shall not be removed from Lab’s premises.

7.19        Waiver.  No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.  Any waiver granted by a Party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

[signature page follows]

The Parties have executed this Agreement on the Execution Date.

LAB

CLARIENT DIAGNOSTIC SERVICES, INC., a Delaware corporation

/s/ Raymond Land
By:	Raymond Land
Its	Chief Financial Officer and Secretary

GROUP

CLARIENT PATHOLOGY SERVICES, INC.,
a California professional corporation

/s/ Kenneth J. Bloom
Kenneth J. Bloom, MD, FCAP,
President

Exhibit 1.1

PROFESSIONAL SERVICES TO BE PROVIDED BY GROUP

Group shall perform Specialty services and provide appropriate reports and laboratory interpretative services as required by Lab.  At a minimum, Lab shall require Group to provide, and Group shall provide, all Professional Services, including interpretative services, to permit Lab to bill globally for the services that Lab currently furnishes and will furnish during the term of this Agreement.  Group shall ensure that the Professional Services are performed in a timely manner, as set forth in applicable laws and regulations and any third-party payor program in which Lab participates.

Exhibit 1.2

ADDITIONAL SERVICES TO BE PROVIDED BY GROUP

Group shall:

(a)                                  participate in risk management, quality assurance and peer review programs, as reasonably requested by Lab;

(b)                                 assist Lab management with all preparation for, and conduct of, any inspections and on-site surveys of Lab conducted by governmental agencies or accrediting organizations;

(e)                                  cooperate with Lab in all litigation matters affecting Group or Lab, consistent with advice from Group’s legal counsel; and

(f)            cooperate and comply with Lab’s policies and procedures which are pertinent to patient relations, quality assurance, scheduling, billing, collections and other administrative matters and cooperate with Lab’s efforts to bill and collect fees for services rendered to Lab’s patients.  All business transactions related to the Services provided by Group, such as enrollment, verification and billings, shall be conducted by and in the name of Lab.

Exhibit 1.4

STAFFING PATTERN